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                                                                    EXHIBIT 99.2

                             [ALLERGAN LETTERHEAD]

News Release

For Immediate Release




           ALLERGAN, INC. EXERCISES OPTION TO PURCHASE CLASS A COMMON
                 STOCK OF ALLERGAN SPECIALTY THERAPEUTICS, INC.


(IRVINE, California, April 16, 2001) -- Allergan, Inc. (NYSE: AGN) and Allergan Specialty Therapeutics, Inc. (Nasdaq: ASTI) today announced that Allergan, Inc. (Allergan) has exercised its option to purchase all of the 3,272,690 outstanding Class A Common Stock of Allergan Specialty Therapeutics, Inc. (ASTI) at a price of $21.70 per share. This exercise price will be paid in cash and was calculated in accordance with the Restated Certificate of Incorporation of ASTI dated March 5, 1998. The closing of such purchase is expected to occur on April 20, 2001.

Pursuant to ASTI's Restated Certificate of Incorporation, Allergan was granted an exclusive irrevocable option to purchase all issued and outstanding shares of the common stock of ASTI at a price equal to the higher of one of four formulas. The formula for determining the aggregate purchase price that creates the highest purchase price, and the formula used by Allergan, is as follows: an amount equal to the fair market value of 1,000,000 shares of Allergan's common stock (NYSE: AGN) (with the fair market value derived by calculating the average of the closing sales price of Allergan's common stock on the New York Stock Exchange for the 20 trading days ended two trading days preceding the notice given by Allergan to ASTI on April 16, 2001, which average is $71.007). Please refer to ASTI's Restated Certificate and to ASTI's Annual Report on Form 10K for the year ended December 31, 2000, for more information on Allergan's purchase option.


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On or before the closing date, Allergan will deposit the amount of the exercise price with a bank or banks designated by Allergan to pay the exercise price to the record holders of Class A Common Stock as of the closing date. Letters of transmittal, together with instructions relating thereto, are expected to be distributed promptly following the closing date so that such record holders may receive their respective pro rata share of the exercise price. Transfer of title to all of the issued and outstanding shares of Class A Common Stock will be deemed to occur automatically on the closing date, and ASTI will instruct its transfer agent not to accept any shares of Class A Common Stock for transfer on or after the closing date.

During the second quarter and as a result of acquiring ASTI, Allergan will incur a $40 million one-time charge related to in-process research and development and will capitalize the value of core technology on its balance sheet. In addition, the Allergan consolidated financial statements will include the assets, liabilities and results of operations of ASTI with effect from today.

Allergan has established a plan to fully fund most of the former ASTI technology programs (which technologies are more fully described in ASTI's form 10-K for the year ended December 31, 2000). The continuing programs will be funded either through the use of partnering arrangements, through the use of third party research and development organizations, or directly by Allergan.

A number of the technology programs will be transferred to a research and development organization, Bardeen Sciences Company (BSC), on an at-risk basis. BSC is an independent, privately owned, research and development company focused on funding the research and development of innovative longer-term pharmaceutical projects. Allergan will have rights to commercialize products resulting from BSC's successful research and development efforts in return for market rate royalties and, under certain circumstances, Allergan will have the right to acquire the technology of BSC.

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The former ASTI technology that will be transferred to BSC will include the following programs: Memantine, Androgen Tears, Tazarotene in oral form for the treatment of acne, AGN 195795 for the treatment of ocular hypertension and primary open-angle glaucoma, AGN 197075 for the treatment of chronic pain, a hypotensive lipid/timolol combination, and a photodynamic therapy project. Additionally, Allergan will transfer to BSC a vision-sparing program, a retina research program, and tyrosine kinase inhibitor technology investigated for the treatment of neovascularization associated with diabetic retinopathy and age related macular degeneration.

At BSC's discretion, Allergan may be asked to perform some of the research and development activities relating to its technologies.

ABOUT ALLERGAN, INC.

Allergan, Inc., headquartered in Irvine, California, is a technology-driven global health care company providing eye care and specialty pharmaceutical products worldwide. Allergan develops and commercializes products in the eye care pharmaceutical, ophthalmic surgical device, over-the-counter contact lens care, movement disorder, and dermatological markets that deliver value to our customers, satisfy unmet medical needs, and improve patients' lives.

ABOUT ALLERGAN SPECIALTY THERAPEUTICS, INC.

ASTI was formed by Allergan in November of 1997 for the purpose of selecting, researching and developing pharmaceutical products. Allergan contributed $200 million to ASTI in connection with its formation. ASTI has utilized these funds, and any investment income generated from these funds, to conduct research and development of potential pharmaceutical products.

FORWARD-LOOKING STATEMENT

This press release contains "forward-looking statements" such as statements regarding future research and development activities, commercialization of currently unapproved products, expectations regarding activities of an independent company, BSC and the accounting treatment

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associated with Allergan's purchase of ASTI. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from the Company's expectations and projections. Risks and uncertainties include general industry and pharmaceutical market conditions; general domestic and international economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; risks inherent in the research, development, and possible commercialization of compounds and products by an entity independent of Allergan; changes in, or differing interpretations of, accounting principles relating to the accounting treatment for Allergan's purchase of ASTI, Allergan's transfer of assets to BSC, and BSC's funding of research and development of technology formerly owned by ASTI and Allergan; challenges inherent in new product marketing, such as the unpredictability of market acceptance for a new pharmaceutical product; potential difficulties in manufacturing a new product formulation; domestic and foreign healthcare reforms; and trends toward managed care and healthcare cost containment, and governmental laws and regulations affecting domestic and foreign operations. Additional information concerning these and other risk factors can be found in press releases issued by Allergan as well as Allergan's public periodic filings with the Securities and Exchange Commission, including the discussion under the heading "Certain Factors and Trends Affecting Allergan and Its Businesses" in Allergan's 2000 Annual Report on Form 10-K and ASTI's 2000 Annual Report on Form 10-K.

Allergan's filings are available publicly and upon request from Allergan's Investor Relations Department: 714.246.4636 or http://www.allergan.com.

Allergan Contacts:
Jeff Edwards               (714) 246-4636 (investor)
Suki Shattuck              (714) 246-5621 (investor/media)
Vince Scullin              (714) 246-4636 (investor)
Christine Cassiano         (714) 246-5134 (media)


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